UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant   ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
REMITLY GLOBAL, INC.
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Remitly Global, Inc.
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Notice of Annual Meeting of Stockholders
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Wednesday, June 14, 2023
10:00 a.m. Pacific Time
Online at www.virtualshareholdermeeting.com/RELY2023
There is no physical location for the Annual Meeting

Items of Business
The principal business of the 2023 annual meeting of stockholders (“Annual Meeting”) will be to:
1.Elect three Class II directors for a three-year term;
2.Approve on an advisory basis the frequency of future advisory votes to approve executive compensation;
3.Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
4.Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
The Record Date
The record date is April 17, 2023 (the “Record Date”). You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record at the close of business on such Record Date. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.
Dissemination of Materials
This notice of the Annual Meeting, Proxy Statement, and form of proxy are being distributed and made available on or about May 1, 2023.
We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.

By Order of the Board of Directors,
Saema Somalya EVP, Legal and Risk
Seattle, WA
May 1, 2023
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 14, 2023:
The Notice of Annual Meeting, Proxy Statement and our Annual Report to Stockholders
are available electronically at
www.proxyvote.com

A note from Matt, our CEO:

We're just getting started!

If you were to spend a day in one of our Remitly offices, you would likely encounter this mantra at least once during your visit. What I love about this mentality is that it embraces the idea that the opportunity ahead of us is boundless, and it embodies the energy of a team whose zeal and drive are relentless. Because it is part of our DNA at Remitly to have a bias for action, which keeps us looking and moving forward, I am incredibly grateful for the opportunity to pause at the start of each new year to reflect on how far we've come, revisit the moments of celebration, consider opportunities where we can do better, and re-anchor in our customer-centric vision that started this whole journey.

2022 was a year marked by success for Remitly. We were pleased to serve 4.2 million quarterly active customers in Q4, an increase of 48% year over year-- an outstanding metric by any standards, but particularly exciting at our stage and size. We expanded our geographic footprint and more than doubled the number of corridors we serve; today Remitly provides services to customers and their loved ones in over 4,300 corridors, up from 2,100 at the end of 2021. Our revenue increased 43% to $654 million, with our business outside of North America reaching a scale of more than $100 million in revenue. And we see so much promise ahead of us in 2023, to continue serving customers and efficiently growing our business.

Outside the walls of our office however, a different picture is unfolding. The world is collectively facing compounding crises, from extreme weather to rising Inflation, unemployment to food insecurity, infectious disease to wars between nations. We are reminded that in the face of uncertainty and grim macroeconomic conditions, the services we provide to customers are more important than ever; remittances are a lifeboat for millions of people whose security is threatened by waves of adversity. We are also keenly aware that in these challenging times, consumers are increasingly apprehensive to trust institutions. And for Remitly's customers, who have been historically underserved and taken advantage of by financial institutions, that trust barrier is even higher.

At every Remitly All Hands meeting, we begin with the same ritual-- reading our vision aloud: **To transform the lives of immigrants and their families by providing the most trusted financial services on the planet.** The consistency and repetition is important -- it keeps us grounded in who we are and where we're headed. But, it also serves as an opportunity to remind ourselves that not a single word was included on a whim; there is purpose behind each of them. The word that I want to focus on as I reflect on 2022 and look toward our future, is **"TRUSTED."** Trust has always been important in our business, but in the zeitgeist of the last year, it is a critical imperative. What our customers deserve, and what Remitly is uniquely positioned to deliver, is the most **trusted** international payments platform in the world.

Trust: The key to transforming international payments

Although the world is rapidly shifting digital, there are endless reasons why consumers are slow to trust financial technology; among them are how the transition away from face-to-face service leads to insecurity, or the constant stream of public scandals and data breaches in media headlines, or the speed of technological advancement leaving many feeling overwhelmed and anxious.

When it comes to international payments, the deep complexities pose even more challenges to building and maintaining trust with customers, because every layer of complexity is an inevitable exposure to friction, and bad friction erodes trust with good customers. Unlike many services, remittances are critical and delays can have a profound negative impact. Examples include an emergency medical payment delaying a vital treatment, family members facing food insecurity without money for groceries, or a loved one risking eviction because rent hasn't been paid. Delays are unacceptable, but they are all too common, making it painfully difficult for customers to trust any provider in our industry. We have understood this from the beginning, and built our businesses on the commitment of putting customers first and never losing sight of the gravity of our services. In the 11 years since Remitly was founded, we've worked tirelessly to deliver on our promises, continuously improve, and re-earn customer trust every day.

A common misconception I've heard is that international payments should be as simple as sending a text message or email overseas. What many fail to realize is that it's not simply a matter of getting money from point A to point B. Rather, it depends on the ability to understand and master the intricate complexities of the money movement journey-- from payment acceptance, to risk and compliance, to treasury, foreign exchange and cash management, and finally, to funds disbursement. In our industry, many have excelled at one part of the journey or another. But failure to understand and master the complete payment ecosystem inhibits transformation. What I believe sets Remitly uniquely apart, is that we have driven excellence across every step of the process, and our foot is still firmly on the gas. We strategically invest in innovation, technology, and partnerships that accelerate our progress toward a fully reliable, frictionless customer experience and we know these initiatives are paying off. What's more, we've committed to understanding the unique needs of each segment of our customers in order to create localized experiences across more than 4,300 corridors; all the while, building deeper levels of trust and preference with customers. We measure our progress rigorously, taking signals from metrics like customer contact rate, repeat transactions, instant delivery rates, and NPS to validate that we're delivering peace of mind and maintaining trust with customers. The trust we've earned and continue to prioritize, gives us the momentum and permission to transform international payments.

Trust feeds the flywheel

One of the most exciting phenomena to observe in our business is that the trust we build with customers directly feeds our flywheel, which accelerates growth and deepens our competitive moat. The more we succeed in building trusted relationships with customers, the more we're able to scale. That scale directly improves all aspects of the payments ecosystem which further enhances the customer experience, leading to more trust, continued growth, and on the flywheel turns.

To paint a clearer picture, let's consider a specific example. In order to protect our customers and the business, it's critical that we prevent bad actors from accessing our systems or using our services for nefarious activity. Many of the safeguards required to do this introduce friction into the customer experience, and as we know, bad friction erodes trust with good customers. Remitly's robust and highly customizable Risk Product manages a broad scope, including fraud losses, compliance requirements, identity verification, and KYC. We apply art, science, and innovation to strike a balance between a delightful customer experience and effective management of risk and fraud. The integrated tools, systems, and processes we've developed help ease the pain of required friction, resulting in a differentiated experience for our customer that promotes trust while maintaining strong regulatory compliance and effective loss mitigation. By optimizing fraud and unwanted activity in a way that serves our customers, we ensure business continuity and earn trust that drives growth & improves retention.

Now, as more customers trust and choose Remitly, the increase in volume adds fuel to our tank of data and insights; this in turn, powers our technology and machine learning models to increasingly improve the precision of our fraud detection systems, further reducing customer friction while maintaining strong fraud loss rates. When you take a step back and consider how the complexity of our business has grown exponentially over the years, it is nothing short of extraordinary that we have not simply maintained a good customer experience, but on the contrary, we've continuously improved the experience and cut customer friction in half.

This is one of many examples of how trust feeds our flywheel. Our teams are invariably focused on building and improving trust across every step of the customer journey.

As I sit and write this letter, I am incredibly proud of how far we've come and the standard of excellence we've held ourselves to since the beginning. I'm energized as I see our customer growth significantly outpacing the overall remittance market-- a testament to our differentiated approach and powerful flywheel fueled by trust. At the same time, I'm struck by the magnitude of the opportunity ahead of us; as of today, Remitly has captured just 2% of the market. There are still hundreds of millions of immigrants living and working around the world who deserve exceptional financial services, designed to meet their unique needs-- that is what Remitly is uniquely positioned to deliver. And in doing so, we'll transform the industry.

At a time when customers and their loved ones may be navigating mounting economic pressures and uncertainty, Remitly's services are more important than ever, and building trust through peace of mind is paramount. We're grateful for the position we're in to earn customer trust by delivering the reliable services they need and deserve. We are learning how to do this better every day, and taking meaningful and measurable steps that move us increasingly closer to our bold vision of transforming the lives of immigrants and their families with the **most trusted** financial services on the planet. We are truly just getting started!

Matt Oppenheimer
Co-founder & CEO, Remitly

REMITLY GLOBAL, INC.
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Proxy Statement
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Forward-Looking Statements

This proxy statement includes forward-looking statements. These statements are not historical facts and are based on current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates, and uncertainties that are difficult to predict. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.

FAQ: ANNUAL MEETING
References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement. In this Proxy Statement, unless the context otherwise requires, we refer to Remitly Global, Inc. as the “Company,” “Remitly,” “we,” or “us.”
Why am I receiving these materials?
Our board of directors is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held online on June 14, 2023 at 10:00 a.m. Pacific Time at http://www.virtualshareholdermeeting.com/RELY2023.
What is included in these materials?
These materials include this Proxy Statement for the Annual Meeting and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2022. We are first making these materials available to you on the Internet on or about May 1, 2023.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals:
1.Elect three Class II directors for a three-year term;
2.Approve on an advisory basis the frequency of future advisory votes to approve executive compensation (“Say-on-Pay” votes);
3.Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
4.Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends that you vote:
•“FOR” the election of Bora Chung, Laurent Le Moal, and Nigel Morris as Class II directors;
•“ONE YEAR” for the frequency with which future Say-on-Pay votes will take place; and
•“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on April 17, 2023, the (“Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 177,919,761 shares of our common stock outstanding. Each share of common stock is entitled to one vote. We do not have cumulative voting rights for the election of directors.

PROXY STATEMENT	3

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you by us. As a stockholder of record, you may vote your shares at the Annual Meeting or by proxy as described below.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability and, upon your request, the proxy materials were forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting. You may also vote your shares at the Annual Meeting as described below.
How is the Annual Meeting being held?

The Annual Meeting will be held virtually via live webcast on June 14, 2023 at 10:00 a.m. Pacific Time. Online access to the meeting will begin at approximately 9:45 a.m. Pacific Time. Stockholders will not be able to attend the Annual Meeting in person.
How do I attend the Annual Meeting?

If you were a stockholder of record or a beneficial owner as of April 17, 2023, you can attend the meeting by accessing http://www.virtualshareholdermeeting.com/RELY2023 and entering the 16-digit control number on the Proxy Card, Email, Notice of Availability of Proxy Materials or voting instruction form you previously received.

If you would like to enter the meeting as a guest in listen-only mode, please login as a guest at the meeting center at http://www.virtualshareholdermeeting.com/RELY2023 and enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.
What if I encounter technical difficulties or trouble accessing the Annual Meeting?

Beginning fifteen minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.
How can I submit questions at the Annual Meeting?

If you are attending the meeting as a stockholder of record or a beneficial owner, questions can be submitted by accessing the meeting center at http://www.virtualshareholdermeeting.com/RELY2023 and entering your control number.

4	REMITLY GLOBAL, INC.

How can I vote my shares?

If you are a stockholder of record, you may vote:
•Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card.
•By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.
•By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.
•At the Annual Meeting. You may vote your shares electronically during the Annual Meeting by accessing the meeting center at http://www.virtualshareholdermeeting.com/RELY2023. You will need the control number located on your proxy card to be able to vote.
Internet and telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 13, 2023.

If you are a beneficial owner of shares held in street name, you should have received from your bank, broker or other nominee instructions on how to vote or instruct the broker to vote your shares, which instructions are generally contained in a “voting instruction form” sent by the broker, bank or other nominee. Please follow their instructions carefully. Beneficial owners generally may vote:
•Via the Internet. You may vote by proxy via the Internet by following the instructions on the voting instruction form provided to you by your broker, bank or other nominee.
•By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form provided to you by your broker, bank or other nominee.
•By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided to you by your broker, bank or other nominee.
•At the Annual Meeting. If you obtained a legal proxy and registered with AST to receive your control number, you may vote your shares electronically during the Annual Meeting by accessing the meeting center at http://www.virtualshareholdermeeting.com/RELY2023 . You will need the control number located on your voting instruction form to be able to vote.
If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you hold shares of Remitly Global, Inc. common stock in more than one account. You should vote via the Internet, by telephone, by mail or electronically at the Annual Meeting for all shares held in each of your accounts.
If I submit a proxy, how will it be voted?
When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If your proxy is signed and returned but no specific instructions are given, you give authority to Matthew Oppenheimer and Saema Somalya to vote your shares in accordance with the recommendations of our board of directors as described above. If any director nominee is not able to serve, proxies may be voted for a substitute nominee designated by our board of directors, unless our board of directors chooses to reduce the number of directors serving on our board of directors. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•Timely written notice to our Corporate Secretary;
•Timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•Voting electronically at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote electronically at the Annual Meeting as described above.

PROXY STATEMENT	5

What constitutes a quorum at the Annual Meeting?
The presence, by participation through the virtual meeting center or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented to conduct business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting via our virtual meeting center.
Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some of or all the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on so-called “routine” proposals, including the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.
What is the voting requirement to approve each of the proposals?
Provided that there is a quorum, the voting requirements are as follows:

Proposal	Vote Required	Effect of Abstentions and/or Withhold Votes	Effect of Broker Non-Votes
Election of directors	Plurality of votes cast	None	N/A
Advisory approval of the Say-on-Pay frequency proposal	Majority of votes cast	None	None
Ratification of appointment of independent registered public accounting firm	Majority of votes cast	None	None
Where can I find a list of stockholders entitled to vote at the Annual Meeting?
A list of stockholders of record will be available for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting for 10 days prior to the Annual Meeting at
http://www.virtualshareholdermeeting.com/RELY2023.
What is the impact of abstentions, withhold votes and broker non-votes?
Abstentions, withhold votes and broker non-votes are considered “shares present” for the purpose of determining whether a quorum exists, but will not be considered votes properly cast at the Annual Meeting and will have no effect on the outcome of the vote. Under the rules of the New York Stock Exchange, without voting instructions from beneficial owners, brokers will have discretion to vote on so-called “routine” proposals, including the ratification of the appointment of the independent registered public accounting firm, but not on “non-routine” proposals, including the election of directors. Therefore, in order for your voice to be heard, it is important that you vote.
Who pays for the cost of this proxy solicitation?
We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.
Where can I find the voting results of the Annual Meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”), within four business days after the Annual Meeting.

6	REMITLY GLOBAL, INC.

Why did I receive a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
In accordance with the SEC rules, we have elected to furnish our proxy materials, including this Proxy Statement and the Annual Report, primarily via the Internet rather than by mailing the materials to stockholders. The Notice of Internet Availability of Proxy Materials provides instructions on how to access our proxy materials on the Internet, how to vote, and how to request printed copies of the proxy materials. Stockholders may request to receive future proxy materials in printed form by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the proxy materials on the Internet to reduce the costs and environmental impact of our Annual Meeting.
I share an address with another stockholder, and we received only one paper copy of the proxy materials or Notice. How may I obtain an additional copy?

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report to Stockholders and other proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps in conserving natural resources.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Annual Report to Stockholders and other proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our Annual Report to Stockholders and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

To receive a separate copy of the Notice of Internet Availability and, if applicable, Annual Report to Stockholders and other proxy materials, you may contact telephone toll-free 1-866-540-7095 or write to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.
How can I obtain Remitly’s Form 10-K and other financial information?
A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2022, and other financial information, without exhibits, was filed with the SEC on May 1, 2023. In addition, stockholders can access our Annual Report on our website at https://ir.remitly.com/. Alternatively, stockholders can request a paper copy of the Annual Report by writing to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary.
How do I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders?
For a proposal to be included in our proxy statement for the 2024 annual meeting of stockholders pursuant to Rule 14a-8, you must submit it no later than January 2, 2024. Your proposal must be in writing and comply with the proxy rules of the SEC. You should send your proposal to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary.
You also may submit a proposal outside of Rule 14a-8 that you do not want included in the proxy statement but that you want to raise at the 2024 annual meeting of stockholders. We must receive this type of proposal in writing on or after 5:00 p.m. Eastern Time on February 15, 2024, but no later than 5:00 p.m. Eastern Time on March 16, 2024.
As detailed in our Bylaws, to bring a proposal other than the nomination of a director before an annual meeting of stockholders, your notice of proposal must include, among other information required under our Bylaws: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business

PROXY STATEMENT	7

includes a proposal to amend our Bylaws, the text of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest of such stockholder or beneficial owner, including anticipated benefit to any such person therefrom; and (ii) a description of all agreements, arrangements and understandings between or among any such stockholder or beneficial owner and any of its respective affiliates or associates, on the one hand, and any other person or persons, on the other hand, (including their names) in connection with the proposal of such business by such stockholder or beneficial owner.
How do I nominate a director nominee?
If you wish to nominate an individual for election as director at the 2024 annual meeting of stockholders, we must receive your written nomination on or after 5:00 p.m. Eastern Time on February 15, 2024, but no later than 5:00 p.m. Eastern Time on March 16, 2024. You should send your proposal to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary.
As detailed in our Bylaws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include, among other information required under our Bylaws: (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the class, series and number of any shares of Remitly Global, Inc. stock that are owned of record or beneficially by each such nominee (if any) or any associated person; (iv) the date or dates such shares were acquired and the investment intent of such acquisition; (v) all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would otherwise be required, in each case pursuant to and in accordance with Section 14(a) under the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder; (vi) the consent of the nominee to being named in the proxy statement as a nominee, the public disclosure of information regarding or related to such person provided to the Company by such person and to serving as a director if elected; (vii) whether such nominee meets the independence requirements of the Nasdaq; (viii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the nominating stockholder or any of its respective affiliates and associates, on the one hand, and proposed nominee, and his or her respective affiliates and associates, on the other hand, including information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the nominating stockholder or any of its respective affiliates and associates were the “registrant” for purposes of the rule and the nominee were a director or executive officer of such registrant; and (ix) a completed and signed questionnaire, representation and agreement required by the Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
In addition to complying with the advance notice provisions of our Bylaws, to nominate directors stockholders must give timely notice that complies with the additional requirements of Rule 14a-19, and which must be received no later than April 15, 2024.

8	REMITLY GLOBAL, INC.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The number of directors is fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and Bylaws. Our board of directors currently consists of 10 members. Currently serving members of our board of directors will continue to serve as directors until their resignations, until their terms expire and they do not stand for re-election, or until their successors are duly elected by the holders of our common stock. Ron Shah is retiring from our board of directors effective June 14, 2023, the date of our 2023 Annual Meeting of Stockholders.
Classified Board of Directors
Our board of directors is divided into three classes of directors that serve on staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then-expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors in Class II are standing for election at this Annual Meeting, while directors in Class III and Class I will stand for election at the 2024 annual meeting and the 2025 annual meeting, respectively.
Our board of directors, upon the recommendation of our nominating and corporate governance committee, has nominated Bora Chung, Laurent Le Moal, and Nigel Morris for election as Class II directors. If elected at this Annual Meeting, the Class II directors will serve until the 2026 Annual Meeting and until their successors are elected and qualified, or, if earlier, their resignation or removal.
We evaluated the independence of our directors based on the listing standards of Nasdaq, which is where our common stock is listed, and concluded that each director, except Mr. Oppenheimer and Mr. Hug, is independent.
Class II Director Nominees
Bora Chung, 50, has served as a member of our board of directors since November 2020. Ms. Chung served as Chief Experience Officer for Bill.com Holdings, Inc., a cloud-based software company that automates back-office financial operations for small and midsize businesses, from December 2018 to October 2022. Prior to joining Bill.com, Ms. Chung served as Chief Product Officer for eBay Korea Co. Ltd., a subsidiary of eBay Inc. and an online marketplace, from September 2016 to November 2018, and as Vice President, Product Management for eBay Inc., a multinational e-commerce corporation, from December 2014 to August 2016. Ms. Chung also previously served as the Director of Worldwide Payments and Financing for Apple Online Stores at Apple Inc., a multinational technology company, from October 2010 to December 2014. Ms. Chung holds an A.B. in Economics from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. We believe Ms. Chung is qualified to serve as a member of our board of directors because of her extensive industry experience, as well as her experience serving as an officer of public companies.
Laurent Le Moal, 52, has served as a member of our board of directors since October 2017. Since September 2019, Mr. Le Moal has served on the Executive Team of Prosus N.V., the international assets division of Naspers Group, a global internet and entertainment group, and as Chief Executive Officer of PayU, a payments and financial technology company division of Naspers Group, since January 2016. Mr. Le Moal has also served as a member of the Global Future Council on the Future of Financial and Monetary Systems of the World Economic Forum since October 2019. From September 2004 to July 2015, Mr. Le Moal was employed at PayPal Holdings, Inc., an online payments company, in various capacities, including most recently as Vice President and Managing Director for Continental Europe, Russia, Middle East and Africa. Mr. Le Moal has served as a director of Monese Ltd, a U.K. digital bank from October 2017 until April. Mr. Le Moal received an M.B.A. from the London Business School, a Master in International Management from HEC School of Management in Paris, France and a Master in

PROXY STATEMENT	9

International Management from Universita Commerciale Luigi Bocconi in Milan, Italy. We believe Mr. Le Moal is qualified to serve as a member of our board of directors because of his extensive industry experience.
Nigel Morris, 64, has served as a member of our board of directors since July 2021. Since January 2008, Mr. Morris has served as Managing Partner of QED Investors, a venture capital fund. Previously, Mr. Morris served as Co-Founder, President and Chief Operating Officer of Capital One Financial Corporation, a bank holding company, from January 1994 to January 2004. Mr. Morris currently serves on the board of several privately held companies. Mr. Morris received an M.B.A. from the London Business School and a Bsc in Psychology from the University of East London. We believe Mr. Morris is qualified to serve as a member of our board of directors because of his extensive financial industry experience and his knowledge of the finance industry.
Class I Continuing Directors
Ryno Blignaut, 50, has served as a member of our board of directors since April 2023. He has been an Operating Partner at Khosla Ventures since December 2019 and serves on the board of directors of several privately held companies. From August 2018 to March 2019, he was President, Chief Financial and Administrative Officer of Restoration Hardware, Inc., a luxury furniture brand, which involved all areas of finance, accounting, treasury, IR, legal and regulatory compliance. Prior to Restoration Hardware, he acted as Chief Business Officer of Wheels Up Experience Inc., a membership-based private aviation start-up. Mr. Blignaut was Chief Financial and Chief Risk Officer at Xoom Corporation, an electronic money transfer company, from 2005 through its acquisition by PayPal in 2015. He previously worked in the UK, assisting new hedge fund managers with their FCA regulatory compliance, accounting and tax challenges. Mr. Blignaut holds a B.Comm (Hons) degree in Accounting from the University of Stellenbosch, South Africa, and is a member of the South African Institute of Chartered Accountants. We believe Mr. Blignaut is qualified to serve as a member of our board of directors because of his financial expertise and industry knowledge and his experience advising technology companies.
Phyllis Campbell, 71, has served as a member of our board of directors since April 2023. She most recently served as the Regional Chair of the Pacific Northwest Region for JPMorgan Chase & Co., a financial services company. Prior to joining JPMorgan Chase & Co. in 2009, she was the President and Chief Executive Officer of The Seattle Foundation and President and Chief Executive Officer of U.S. Bank of Washington. She currently serves on the board of directors of Air Transport Services Group, Inc., an aviation company, and has previously served on the board of directors of a number of public companies. She holds an M.B.A. from the University of Washington and a bachelor’s degree in business administration from Washington State University. We believe Ms. Campbell is qualified to serve as a member of our board of directors because of her financial expertise, her extensive background in the banking industry and her leadership experience as both an executive and board member.
Phillip J. Riese, 73, has served as a member of our board of directors since December 2016. Mr. Riese currently serves on the board of Flywire Corporation, a global payment company, and several privately held companies. From 1980 to 1998, Mr. Riese served as President, Consumer Card Services and Chairman of American Express Centurion Bank for American Express Financial Corporation, a multinational financial services corporation. From 1977 to 1980, Mr. Riese served as the Division Executive and Vice President, Merchant Services for Chase Bank. Mr. Riese holds an S.M. from Massachusetts Institute of Technology, an M.B.A. from the University of Cape Town and a B. Comm. in Textile Engineering and Economics from Leeds University. We believe Mr. Riese is qualified to serve as a member of our board of directors because of his extensive financial industry experience and his knowledge of technology companies.
Ron Shah, 39, has served as a member of our board of directors since April 2016. Mr. Shah has served as Partner of Stripes, LLC, a venture capital firm, since 2007, and currently serves on the board of several privately held companies. Mr. Shah holds a B.A. in Philosophy from Duke University. Mr. Shah’s extensive experience in the venture capital industry and his knowledge of technology companies made him qualified to serve as a member of our board of directors. Mr. Shah is retiring from the board of directors effective June 14, 2023, the date of our 2023 Annual Meeting of Stockholders.

10	REMITLY GLOBAL, INC.

Class III Continuing Directors
Joshua Hug, 44, co-founded our company in 2011 and has served as our Chief Operating Officer since October 2016 and as a member of our board of directors since November 2011. Mr. Hug previously served as our Chief Product Officer from November 2011 to October 2016. Prior to co-founding Remitly, Mr. Hug led Shelfari at Amazon.com, Inc., a multinational technology company, from August 2008 to October 2011. Mr. Hug co-founded Shelfari, a private social cataloging website, and served as its Chief Executive Officer from May 2006 to August 2008 prior to its acquisition by Amazon. Mr. Hug holds a B.S. in Computer Science and B.A. in Mathematics from Whitworth University. We believe that Mr. Hug is qualified to serve on our board of directors because of his deep product and industry experience and his service and experience as our co-founder and Chief Operating Officer.
Matthew Oppenheimer, 40, co-founded our company in 2011 and serves as our Chief Executive Officer and a member of our board of directors. Prior to co-founding Remitly, Mr. Oppenheimer worked for Barclays plc, a multinational bank and financial services company, from August 2009 to May 2011. Mr. Oppenheimer currently serves on the board of directors of BECU, a credit union. Mr. Oppenheimer holds an M.B.A. from Harvard Business School and a B.A. in Psychology from Dartmouth College. We believe that Mr. Oppenheimer is qualified to serve on our board of directors because of his banking industry experience and his service and experience as our co-founder and Chief Executive Officer.
Margaret M. Smyth, 59, has served as a member of our board of directors since May 2021. Ms. Smyth also serves on the board of directors of Etsy, Inc., an e-commerce website, since June 2016, on the board of directors of Frontier Communications, a telecommunications company, since June 2021, on the board of directors of Lilium GmbH, an aerospace company, since September 2021, and currently serves on other privately held company boards as well. Ms. Smyth has served as the U.S. Chief Financial Officer of National Grid plc, a multinational energy company from October 2014 to June 2021 and as a Senior Advisor from August 2021 to July 2022, now as a Partner since July 2022, at Queensland Investment Corporation, a government-owned investment corporation. Prior to Queensland Investment Corporation, Ms. Smyth was Vice President of Finance at ConEdison, Inc., an energy company, from August 2012 to September 2014. Earlier in her career, Ms. Smyth served as a Senior Managing Partner at Deloitte & Touche and Arthur Andersen. Ms. Smyth also served on the board of directors of Vonage Holdings Corp., a cloud-based communications provider from September 2012 to June 2016. Ms. Smyth holds an M.S. in Accounting from NYU Stern School of Business and a B.A. in Economics from Fordham University. Ms. Smyth is also experienced in advancing sustainability accounting practices and is a Sustainability Accounting Standards Board (SASB) FSA Credential Holder. We believe that Ms. Smyth is qualified to serve on our board of directors because of her deep experience in public company finance, accounting and strategic planning and her significant international experience and leadership through her service as an executive and director of global public companies.

The Board recommends a vote “FOR” the election of Ms. Chung, Mr. Le Moal and Mr. Morris as Class II directors.

PROXY STATEMENT	11

Board of Directors
The table below provides the names, ages (as of May 1, 2023), and certain other information for each of the directors:

Name	Age	Class	Director Since	Term Expires	Independent	Audit & Risk Committee	Nominating & Corporate Governance Committee	Talent & Compensation Committee
Ryno Blignaut	50	I	2023	2025	Yes
Phyllis Campbell	71	I	2023	2025	Yes
Phillip Riese *	73	I	2016	2025	Yes	Member
Ron Shah	39	I	2016	2025	Yes		Member	Chair
Bora Chung	50	II	2020	2023	Yes	Member
Laurent Le Moal	52	II	2017	2023	Yes			Member
Nigel Morris	64	II	2021	2023	Yes		Chair
Joshua Hug	44	III	2011	2024	No
Matthew Oppenheimer	40	III	2011	2024	No
Margaret M. Smyth	59	III	2021	2024	Yes	Chair
*Lead Independent Director
In April 2023, Mr. Blignaut and Ms. Campbell joined the board of directors, and Mr. Shah announced that he will be stepping down from the board of directors effective June 14, 2023, the date of the Annual Meeting. Our board of directors expects to update the composition of the committees of the board of directors prior to the date of the 2023 Annual Meeting.
Director Independence
Our common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In its most recent review, our board of directors determined that all of our non-employee directors are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.
Additionally, directors serving as talent and compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a talent and compensation committee member.
Our audit and risk committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors conducts an annual review of the independence of each director and considers whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s

12	REMITLY GLOBAL, INC.

business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director.
Board Composition and Classification
Our board of directors, which is divided into three classes, currently consists of 10 members, though Mr. Shah is retiring from the board of directors effective June 14, 2023, the date of our 2023 Annual Meeting of Stockholders. The number of directors is fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and Bylaws. Each class consists, as closely as possible, of one-third (1/3) of the total number of directors, and each class has a three-year term. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. Currently serving members of our board of directors will continue to serve as directors until their resignations or until their successors are duly elected by the holders of our common stock. The currently serving directors on our board of directors and their respective class is set forth above under the information supporting Proposal No. 1.
The table below provides certain information regarding the composition of our board of directors as of the date of this Proxy Statement. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

	Gender		Demographic Background
	Female	Male	African American or Black	Asian	Hispanic or Latino	White
Matthew Oppenheimer		X				X
Joshua Hug		X				X
Ryno Blignaut		X				X
Phyllis Campbell	X			X
Bora Chung	X			X
Laurent Le Moal		X				X
Nigel Morris		X				X
Phillip Riese		X				X
Ron Shah		X		X
Margaret Smyth	X					X

Board Qualifications
Our board of directors has delegated to our nominating and corporate governance committee the responsibility for recommending to our board of directors the nominees for election as directors at the annual meeting of stockholders and for recommending persons to fill any vacancy on our board of directors. Our nominating and corporate governance committee selects individuals for nomination to our board of directors based on the following criteria. Nominees for director must:
•Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.
•Have a genuine interest in the Company and recognition that as a member of our board of directors, each director is accountable to all of our stockholders, not to any particular interest group.
•Have a background that demonstrates an understanding of business and financial affairs.
•Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and our stockholders.

PROXY STATEMENT	13

•Have the ability and be willing to spend the time required to function effectively as a director.
•Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director.
•Have independent opinions and be willing to state them in a constructive manner.
Directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin and age, and experience in business, government and education, engineering, computer software, technology and other areas relevant to our activities are factors in the selection process. As a majority of our board of directors must consist of individuals who are independent, a nominee’s ability to meet the independence criteria established by Nasdaq is also a factor in the nominee selection process.
For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies set forth in this proxy statement.
Board Leadership Structure
In accordance with our corporate governance guidelines, our board of directors does not have a policy as to whether the offices of the chair of the board of directors and Chief Executive Officer should be separate. Our board of directors, in consultation with our nominating and corporate governance committee, believes that it should have the flexibility to make this determination as circumstances require, and in a manner that it believes is best to provide appropriate leadership for the Company. If the chairperson of our board of directors is our Chief Executive Officer, our board of directors will designate a lead independent director, who will actively participate in setting agendas for meetings of our board of directors and preside at executive sessions of our board of directors. Our nominating and corporate governance committee will periodically consider the leadership structure of our board of directors and make recommendations to change the structure as it deems appropriate.
The board of directors believes that its current leadership structure, with Mr. Oppenheimer serving as the chairman and Chief Executive Officer and Mr. Riese serving as the lead independent director, is appropriate because it enables the board of directors, as a whole, to engage in oversight of management, promote communication and collaboration between management and the board of directors, and oversee governance matters. In addition, the board of directors benefits from the perspective and insights of Mr. Riese and Mr. Oppenheimer as a result of their extensive experience in the financial services and technology industries.
The board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure, and the board and its committees providing oversight in connection with those efforts, with particular focus on ensuring that the Company’s risk management practices are adequate and regularly reviewing the most significant risks facing the Company.
Board Meetings and Committees
Our board of directors met seven times during 2022. Our board of directors has an audit and risk committee, a talent and compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our board of directors may determine or until their earlier resignations or death. Each committee is governed by a written charter. Each director attended at least 75% of the meetings of our board of directors and the committees on which he or she served during 2022. Each committee charter is posted on our website at https://ir.remitly.com/corporate-governance/governance-overview. From time to time, our board of directors may also establish other, special committees when necessary to address specific issues. During 2022, our audit and risk committee met nine times, our talent and compensation committee met eight times, and our nominating and corporate governance committee met five times.

14	REMITLY GLOBAL, INC.

Audit and Risk Committee
Our audit and risk committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financing reporting processes and audits, is currently composed of Ms. Smyth, Mr. Riese, and Ms. Chung. Ms. Smyth is currently the chair of our audit and risk committee and will continue to serve in that role.
The members of our audit and risk committee meet the independence requirements under Nasdaq and SEC rules. Each member of our audit and risk committee is financially literate. In addition, our board of directors has determined that each of Ms. Smyth and Ms. Chung is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not, however, impose any supplemental duties, obligations, or liabilities beyond those that are generally applicable to the other members of our audit and risk committee and board of directors.
Our audit and risk committee’s principal functions are to assist our board of directors in its oversight of:
•Selecting a firm to serve as our independent registered public accounting firm to audit our consolidated financial statements;
•Ensuring the independence of the independent registered public accounting firm;
•Discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•Establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•Considering the adequacy of our internal controls and internal audit function;
•Reviewing related-party transactions that are material or otherwise implicate disclosure requirements;
•Approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm;
•Reviewing major financial risks and enterprise exposures and the steps management has taken to monitor or mitigate such risks and exposures;
•Reviewing cybersecurity, data privacy and other information technology risks, controls and procedures; and
•Reviewing compliance programs and risk exposures related to legal and regulatory matters and requirements.
Talent and Compensation Committee
Our talent and compensation committee is composed of two members, Mr. Shah and Mr. Le Moal, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Mr. Shah is currently the chair of our talent and compensation committee and will continue to serve in that role until the date of our 2023 Annual Meeting of Stockholders, the effective date of his resignation from the board of directors. Our board of directors expects to appoint a new member and chairperson to the talent and compensation committee prior to the date of the 2023 Annual Meeting.
The primary purpose of the talent and compensation committee is to discharge the responsibilities of our board of directors with respect to compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management. The members of our talent and compensation committee meet the independence requirements under Nasdaq and SEC rules. Each member of this committee is also a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
Our talent and compensation committee is responsible for, among other things:
•Reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

PROXY STATEMENT	15

•Reviewing and approving, or recommending that our board of directors approve, the terms of any compensatory agreements with our executive officers;
•Reviewing and recommending to our board of directors the compensation of our directors;
•Administering our stock and equity incentive plans;
•Reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
•Establishing our overall compensation philosophy.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Mr. Morris and Mr. Shah. Mr. Morris is the chair of our nominating and corporate governance committee. The members of our nominating and corporate governance committee meet the independence requirements under Nasdaq and SEC rules. Our board of directors expects to appoint a new member to the nominating and corporate governance committee prior to the date of the 2023 Annual Meeting.
Our nominating and corporate governance committee’s principal functions include:
•Identifying, considering, and recommending candidates for membership on our board of directors;
•Developing and recommending corporate governance guidelines and policies;
•Recommending directors to serve on board committees;
•Reviewing and recommending to our board of directors any changes to our corporate governance principles;
•Overseeing the process of evaluating the performance of our board of directors; and
•Advising our board of directors on corporate governance matters.

Talent and Compensation Committee Interlocks and Insider Participation
None of the members of the talent and compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board or talent and compensation committee during the year ended December 31, 2022.
Attendance at Annual Meeting
Directors are expected to attend our annual meetings of stockholders. All of our directors then serving on the board attended the 2022 Annual Meeting.
Stockholder Recommendations and Nominations of Director Candidates
The nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as the recommendations comply with our amended and restated certificate of incorporation and Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our Bylaws, our corporate governance guidelines, and the regular nominee criteria described above. Stockholders wishing to recommend a candidate should send their recommendation to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary. Stockholders wishing to

16	REMITLY GLOBAL, INC.

nominate a director candidate at the annual meeting must comply with other procedures in accordance with our bylaws, as set forth in the section above titled “Questions and Answers - How do I nominate a director nominee?”
Communications with Directors
Interested parties may communicate with our board of directors or with an individual director by writing to our board of directors or to the particular director and mailing the correspondence to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the addressee all communications that the Corporate Secretary determines require prompt attention and will regularly provide our board of directors with a summary of all substantive communications. Certain items that are unrelated to the duties and responsibilities of the board of directors will be excluded, such as business solicitations, junk mail, mass mailings and spam, employment inquiries and surveys.

PROXY STATEMENT	17

Corporate Governance
Corporate Governance Policies
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to reflect the board of directors’ strong commitment to sound corporate governance practices and to encourage effective policy and decision making at both the board of directors and management level, with a view to enhancing long-term value for our stockholders. The corporate governance guidelines are intended to assist the board of directors in the exercise of its governance responsibilities and serve as a framework within which our board of directors may conduct its business. The corporate governance guidelines are subject to periodic reviews and changes by our board of directors and the nominating and corporate governance committee, and are posted on the investor relations page on our website at https://ir.remitly.com.
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive officers. The full text of our code of business conduct and ethics is posted on the investor relations page on our website at https://ir.remitly.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Related-Party Transaction Policy
Our audit and risk committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties. Our audit and risk committee has adopted a formal Related-Party Transaction Policy, pursuant to which the audit and risk committee reviews all transactions that must be reported under applicable rules of the SEC. The audit and risk committee must approve or ratify any covered related-party transaction for it to be consummated or continue.
Our audit and risk committee reviews these related-party transactions as they arise and are reported to our audit and risk committee. Our audit and risk committee also reviews materials prepared by our board of directors and our executive officers to determine whether any related-party transactions have occurred that have not been reported. In reviewing any related-party transaction, our audit and risk committee is to consider all relevant facts and circumstances, including the aggregate dollar value of the transaction, the related party’s relationship to us and interest in the transaction, and the benefits to us of the transaction. Our audit and risk committee determines, in its discretion, whether the proposed transaction is in the best interests of us and our stockholders. If the related party is, or is associated with, a member of the audit and risk committee, the transaction must be reviewed and approved by our nominating and corporate governance committee. For information regarding related-party transactions that occurred since January 1, 2022, see the section titled “Certain Relationships and Related-Party Transactions.”
Risk Oversight
Remitly’s enterprise risk management program includes oversight at both the board and management levels. The full board of directors is responsible for monitoring and assessing strategic risk exposure, and the audit and risk committee of the board is responsible for the oversight of enterprise risk management, which provides the framework for how the executive officers and the Company manage the day-to-day material risks. In this capacity, the audit and risk committee oversees our risk management policies and practices, including our risk

18	REMITLY GLOBAL, INC.

appetite, and regularly discusses the most significant current and emerging risks facing the Company that could have a substantive financial or strategic impact. The audit and risk committee reviews management’s assessment of the Company’s key enterprise risks and strategy with respect to each risk at least quarterly.

At the management level, oversight of enterprise risk is conducted through our EVP of Legal and Risk, the Director of Enterprise Risk Management and the enterprise risk management committee, which reports up to the audit and risk committee of the board and key members of management at least quarterly. The enterprise risk management committee is comprised of members of management and key employees and meets at least quarterly to discuss the most significant known and emerging risks to the Company identified through the enterprise risk management process. This process identifies and assesses the Company’s current and emerging risks, improves management’s strategic and operational decision-making ability and provides clear and timely communication of risks across functions and each of our subsidiaries to management and the audit and risk committee of our board of directors. Our enterprise risk management program also includes performing risk management assessments of our vendors and monitoring third-party risk.

Our board of directors also administers additional risk oversight through various committees that address risks inherent in their respective areas of oversight. For example, our audit and risk committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters, as well as compliance and cybersecurity. Our talent and compensation committee oversees the management of risks associated with our compensation policies and programs and succession planning. Our nominating and corporate governance committee oversees the management of risks associated with director independence, conflicts of interest, and composition and organization of our board of directors.
Board Evaluation and Education
Our board of directors, led by the nominating and corporate governance committee, conducts self-assessments of the board, each committee and each director on an annual basis, consistent with our corporate governance guidelines. In 2022, the nominating and corporate governance committee engaged an independent third party, RHR International, to facilitate board and committee evaluations. RHR International conducted interviews with each director on board and committee performance, compiled the findings and discussed them with the nominating and corporate governance committee and the board of directors.
The nominating and corporate governance committee also approved a board education program which encourages and enables directors to enroll in continuing education programs sponsored by third parties such as the National Association of Corporate Directors at our expense. On an ongoing basis, directors also receive presentations on a variety of topics related to their service on our board of directors and within the industry, both from senior management and from experts outside of our company.
ESG
Our environmental, social and governance (ESG) goals stem from our vision to transform the lives of immigrants and their families by providing the most trusted financial services on the planet. The board reviews and monitors the Company’s ESG-related goals, initiatives and risks as well as the Company’s strategies for discharging its ESG-related responsibilities and goals that are in line with our overall business strategy.
One of our ESG-related initiatives is our Pledge 1% commitment, which publicly acknowledges our intent to give back and expand our social impact in order to sustainably further our mission to expand the financial inclusion of immigrants. In July 2021, our board of directors approved the reservation of up to 1,819,609 shares of our common stock, or approximately 1% of our fully-diluted capitalization as of June 30, 2021, that we may issue to or for the benefit of a charitable organization in equal installments over ten years. In each of 2021 and 2022, our board of directors fulfilled our promise and approved the issuance and donation of 181,961 shares of our common stock to the Remitly Philanthropic Fund.

PROXY STATEMENT	19

OWNERSHIP OF COMMON STOCK
Beneficial Ownership
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2023, referred to in the table below as the “Beneficial Ownership Date,” by each beneficial owner of 5% or more of the outstanding shares of our common stock, each of our directors and director nominees, each of our named executive officers, and all directors, director nominees and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or issuable under convertible securities held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 177,733,293 shares of common stock outstanding as of the Beneficial Ownership Date.
To our knowledge, except as set forth in the footnotes to this table and subject to any applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	%
Named Executive Officers and Directors:
Matthew Oppenheimer(1)	7,285,224	4.0
Joshua Hug(2)	5,007,786	2.8
Hemanth Munipalli	—	—
Rene Yoakum(3)	737,765	*
Ankur Sinha(4)	238,238	*
Susanna Morgan(5)	520,162	*
Ryno Blignaut(6)	6,500	*
Phyllis Campbell	—	—
Bora Chung (7)	62,385	*
Laurent Le Moal (8)	11,596	*
Nigel Morris(9)	1,731,771	1.0
Phillip Riese(10)	569,723	*
Ron Shah(11)	17,855	*
Margaret Smyth(12)	28,503	*
All current executive officers and directors as a group (13 persons)(13)	15,697,346	8.6
5% Stockholders:
PayU Fintech Investments B.V.(14)	37,341,745	21.0
Generation IM Sustainable Solutions Fund III, L.P.(15)	11,075,871	6.2
(*)Represents beneficial ownership of less than 1% of class.
(1)Represents (a) 4,782,197 shares of common stock and (b) 2,503,027 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2023, of which 765,909 shares are unvested, early exercisable and, if exercised, subject to repurchase by us.
(2)Represents (a) 4,453,631 shares of common stock, of which 16,667 shares are unvested and subject to repurchase by us as of March 31, 2023, and 300,000 shares of common stock is held by a family trust, of which Mr. Hug’s spouse is the trustee, (b) 530,000 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2023, of which 439,545 shares

20	REMITLY GLOBAL, INC.

are unvested, early exercisable and, if exercised, subject to repurchase by us, and (c) 24,155 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.
(3)Represents (a) 5,332 shares of common stock, (b) 725,259 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2023, of which 229,167 shares are unvested, early exercisable and, if exercised, subject to repurchase by us, and (c) 7,174 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.
(4)Represents (a) 171,657 shares of common stock and (b) 66,581 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.
(5)Represents 520,162 shares of common stock based on information provided by Ms. Morgan. Ms. Morgan resigned as our chief financial officer effective as of July 2022.
(6)Represents (a) 1,500 shares of common stock and (b) 5,000 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2023.
(7)Represents (a) 55,502 shares of common stock and (b) 6,883 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.
(8)Represents 11,596 shares of common stock.
(9)Represents (a) 1,564,540 shares of common stock held by QED Fund II LP (“QED”), (b) 14,330 shares of common stock, (c) 150,000 shares of common stock underlying options to purchase common stock that are held by QED and are exercisable within 60 days of March 31, 2023, and (d) 2,901 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023. QED is managed by QED Partners II LLC. Nigel Morris is the managing partner of QED Investors LLC and QED Partners II, LLC and may be deemed to have voting and dispositive control over the shares held by QED. The address of QED is 405 Cameron Street, Alexandria, Virginia 22314.
(10)Represents (a) 62,458 shares of common stock, (b) 500,000 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 31, 2023 and (c) 7,265 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.
(11)Represents (a) 16,566 shares of common stock and (b) 1,289 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.
(12)Represents (a) 3,940 shares of common stock, (b) 23,250 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 31, 2023, and (c) 1,313 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.
(13) Represents (a) 11,143,249 shares of our common stock held directly and indirectly by our executive officers and directors; (b) 4,436,536 shares of our common stock issuable to them upon exercise of stock options within 60 days of March 31, 2023, of which 1,434,621 shares are unvested and subject to repurchase by us; and (c) 19,651 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.
(14)Based solely on the Schedule 13G/A filed with the SEC on February 11, 2022 by PayU Fintech Investments B.V. ("PayU"), Naspers Ltd. and Prosus N.V. Represents 37,341,745 shares held by PayU. PayU is a subsidiary of MIH Fintech Holdings B.V., which in turn is a subsidiary of MIH e-Commerce Holdings B.V., which in turn is a subsidiary of MIH Internet Holdings B.V., which is in turn a subsidiary of Prosus N.V., which is an indirect, majority-owned subsidiary of Naspers Ltd. PayU is controlled by Prosus N.V. and Naspers Ltd., which share voting and dispositive control over the shares held by PayU. Laurent Le Moal, a member of our board of directors, is the Chief Executive Officer of PayU, but has no voting or dispositive control over the shares held by PayU. The address of PayU is Gustav Mahlerplein 5, 1082 MS, Amsterdam, Netherlands.
(15)Based solely on the Schedule 13G/A filed with the SEC on February 13, 2023 by Generation Investment Management LLP, Generation IM Sustainble Solutions GP III Limited, and Generation IM Sustainable Solutions Fund III, L.P. (“Generation III”). Represents 11,075,871 shares held by Generation III. Al Gore, David Blood, Lisa Anderson, Mark Ferguson, Esther Gilmore, Alex Marshall, Miguel Nogales and Lila Preston are the members of the management committee, which has voting and dispositive power over the shares held by Generation III. The address for Generation III is PO Box 255 Trafalgar Court, Les Banques, St Peter Port Guernsey, GYI 3QL (c/o 20 Air Street, London, W1B 5AN).

PROXY STATEMENT	21

Prohibition on Hedging
Directors, officers and employees are prohibited by our Insider Trading Policy from engaging in hedging transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders.
Policy on Stock Pledging
Our Insider Trading Policy only permits pledges of our securities by employees, officers and directors with the written pre-approval of our General Counsel. Under that policy, our General Counsel only approves pledges of our securities by directors and officers in amounts consistent with guidelines approved by the nominating and corporate governance committee of our board of directors. As of the record date, there are no outstanding pledges by executive officers and directors.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”), file reports when there are changes or updates related to their beneficial ownership with the SEC and provide copies of such reports to the Company. Our records indicate that all reports were filed on a timely basis, except for a Form 4 filed on behalf of each of William Bryant, Laurent Le Moal, Ron Shah, and Charles Stonecipher, due to an administrative error.

22	REMITLY GLOBAL, INC.

DIRECTOR COMPENSATION
Non-Employee Director Cash Compensation
Under our non-employee compensation policy, non-employee directors are entitled to receive an annual cash retainer of $35,000, paid quarterly in arrears and pro-rated for partial quarters served, for service on our board of directors and additional annual cash compensation for committee membership as follows:
•Audit and Risk Committee – $20,000 for the chair and $10,000 for each other member;
•Talent and Compensation Committee – $15,000 for the chair and $7,500 for each other member; and
•Nominating and Corporate Governance Committee – $8,000 for the chair and $4,000 for each other member.
In addition, the lead independent director of the board of directors will receive an additional $16,000. In the event we have a non-executive chairperson of our board of directors, that director shall receive an additional $60,000 (in lieu of any cash compensation for the lead independent director compensation).
Each director may elect to receive all of the cash fees for which they are eligible in the form of RSUs (the “Fee RSUs”), subject to the director’s timely execution of written election form and the terms and conditions of our non-employee director compensation policy, which Fee RSUs will generally vest quarterly over a one-year period (or earlier upon the next annual meeting of our stockholders following the grant date or the consummation of a corporate transaction, as defined in the Remitly Global, Inc. 2021 Equity Incentive Plan, (the “2021 Plan”). The Fee RSUs are separate from the non-employee director equity grants noted below.
Non-Employee Director Equity Grants
Initial Appointment RSU Grant
Each new non-employee director appointed to our board of directors will be granted restricted stock units (“Initial Appointment RSUs”), on the date of his or her appointment to our board of directors, under our 2021 Plan, having an aggregate value of $330,000 based on the average daily closing price of our common stock on the Nasdaq Global Select Market in the 10 trading days ending on the day preceding the date of grant. The Initial Appointment RSUs will vest as to one-third of the Initial Appointment RSUs on each of the first three anniversaries following the date of grant so long as the non-employee director continues to provide services to us through such date. In addition, the Initial Appointment RSUs will fully vest upon the consummation of a corporate transaction (as defined in our 2021 Plan).
Annual RSU Grant
On the date of each annual meeting of stockholders, each non-employee director who is serving on our board of directors, and will continue to serve on our board of directors following the date of such annual meeting, will automatically be granted restricted stock units (“Annual RSUs”), under our 2021 Plan, having an aggregate value of $165,000 based on the average daily closing price of the common stock on the Nasdaq Global Select Market for the 10 trading days ending on the day preceding the date of grant. The Annual RSUs will fully vest on the earlier of (1) the date of the following year’s annual meeting of stockholders and (2) the date that is one year following the date of grant. In addition, the Annual RSUs will fully vest upon the consummation of a corporate transaction (as defined in our 2021 Plan).
Additionally, in February 2022, the talent and compensation committee of the board approved additional RSU grants to Mr. Bryant, Mr. Le Moal, Mr. Shah and Mr. Stonecipher to compensate them for service on the board of directors following the company's initial public offering in September 2021 through June 2022, when non-employee directors received their first Annual RSUs under the non-employee director compensation policy.

PROXY STATEMENT	23

Non-Employee Director Compensation Table
In the year ended December 31, 2022, no cash compensation was paid to the non-employee members of our board of directors. All compensation paid to Mr. Oppenheimer and Mr. Hug, our employee directors, is set forth in the section titled “Executive Compensation—Summary Compensation Table.” The following table provides information regarding compensation of our non-employee directors for director service for the year ended December 31, 2022.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William Bryant(3)	—	152,565	—	152,565
Bora Chung(4)	—	227,636	—	227,636
Laurent Le Moal(5)	—	145,298	—	145,298
Nigel Morris(6)	—	225,468	—	225,468
Phillip Riese(7)	—	224,990	—	224,990
Ron Shah(8)	—	396,503	—	396,503
Margaret Smyth(9)	—	238,486	—	238,486
Charles Stonecipher(10)	—	152,565	—	152,565
(1)Ryno Blignaut and Phyllis Campbell joined the board of directors in April 2023 and did not receive any compensation in 2022.
(2)Each non-employee director elected to receive RSU awards in lieu of cash compensation. The amounts reported in the Stock Awards column represent the grant date fair value of the RSUs granted to the directors during the year ended December 31, 2022 as computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating these amounts are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and incorporated by reference herein.
(3)Mr. Bryant’s term ended on June 1, 2022. In February 2022, he received a grant of 12,176 RSUs, which vested in full on May 25, 2022.
(4)As of December 31, 2022, Ms. Chung had 64,378 unvested RSUs.
(5)In February 2022, Mr. Le Moal received a grant of 11,596 RSUs, which vested in full on May 25, 2022. He declined to receive any additional director compensation.
(6)As of December 31, 2022, Mr. Morris had 38,437 unvested RSUs.
(7)As of December 31, 2022, Mr. Riese held options to purchase 500,00 shares and 59,334 unvested RSUs.
(8)In February 2022, Mr. Shah received a grant of 12,698 RSUs, which vested in full on May 25, 2022. As of December 31, 2022, Mr. Shah had 18,337 unvested RSUs.
(9)As of December 31, 2022, Ms. Smyth held options to purchase 46,500 shares and 18,385 unvested RSUs.
(10)Mr. Stonecipher’s term ended on June 1, 2022. In February 2022, he received a grant of 12,176 RSUs, which vested in full on May 25, 2022.

24	REMITLY GLOBAL, INC.

COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
For fiscal year 2022, our Named Executive Officers (“NEOs”) included our Chief Executive Officer, our Chief Financial Officer and the three next most highly compensated Executive Officers, who were:
•Matthew Oppenheimer, our Chief Executive Officer and Co-Founder;
•Joshua Hug, our Chief Operating Officer and Co-Founder;
•Hemanth Munipalli, our Chief Financial Officer;
•Rene Yoakum, our EVP, Customer and Culture;
•Ankur Sinha, our Chief Technology Officer; and
•Susanna Morgan, our former Chief Financial Officer.
Please see the section titled “Proposal 1: Election of Directors” for information relating to Mr. Oppenheimer, Chief Executive Officer, and Mr. Hug, Chief Operating Officer, who both also serve on the board of directors.
Hemanth Munipalli has served as the Chief Financial Officer of Remitly since July 2022. Mr. Munipalli joined Remitly from Expedia Group, Inc., where he was most recently Senior Vice President, Chief Financial Officer for Marketplace and Services divisions. Mr. Munipalli has also held various Treasury and Operating Finance leadership roles both in U.S. and international locations for General Motors and was Chief Financial Officer of General Motors China Group before joining Expedia Group in August 2016. He holds an M.B.A. from The University of Chicago Booth School of Business, an M.S. in industrial engineering from Wayne State University, and a B.E. from the University of Mysore.
Rene Yoakum has served as Remitly’s EVP, Customer and Culture since May 2022 and previously as Chief Customer and People Officer from July 2018 to May 2022. Prior to joining Remitly, Ms. Yoakum served as VP Customer Service and Support for Pearson Education, Inc., and held various positions at Microsoft Corporation from September 1997 to May 2016, including most recently General Manager, Global Consumer Support. Ms. Yoakum holds a Post Graduate Marketing Certificate from Chartered Institute of Marketing and a B.A. in Mathematics and Computer Science from Pacific Lutheran University.
Ankur Sinha has served as our Chief Technology Officer since February 2022. Prior to joining Remitly, Mr. Sinha served as Engineering Director for Google LLC., a subsidiary of Alphabet Inc., an information technology company, from May 2019 to February 2022, and in various roles, including most recently as Senior Director, Engineering for Microsoft Corporation, a multinational technology corporation, from January 2007 to April 2019. Mr. Sinha was also co-founder and Chief Technology Officer of Indian startup RA Systems. Mr. Sinha holds a B.S. in Information Technology from Dr APJ Abdul Kalam University.
Susanna Morgan served as our Chief Financial Officer from August 2018 to July 2022 and remained employed with Remitly as a non-officer employee through October 31, 2022. Ms. Morgan previously served as the SVP, Finance and Investor Relations at Apptio, Inc., a SaaS provider of technology business management solutions, from July 2015 to August 2018. Prior to that, Ms. Morgan served as SVP of Finance at Concur Technologies, Inc., a travel and expense software company, from May 2013 to June 2015, and as SVP at Vertafore, Inc., an insurance technology provider, from July 2007 to September 2012. Ms. Morgan previously served in Corporate Development leadership roles at Charles Schwab Corporation, a multinational financial services company, and Oracle, a multinational technology company, after beginning her career in strategy consulting. Ms. Morgan holds an M.B.A. from Harvard Business School, an M.A. in International Policy Studies from Stanford University, and a B.A. in Quantitative Economics from Stanford University.

PROXY STATEMENT	25

Executive Summary
Remitly’s vision is to transform the lives of immigrants and their families by providing the most trusted financial services on the planet. This is a bold endeavor that will impact hundreds of millions of lives around the planet. The view that we take is that bold endeavors are accomplished by intense short-term focus grounded in a clear long-term vision.
Executive Compensation Philosophy and Objectives
Our total compensation philosophy is designed to reward employees—including executives—who embrace and strengthen our culture, have a forward-looking outlook with Remitly and who take ownership to deliver results that are sustainable and meaningful in the long-term, both generally and to our stockholders. Our compensation programs aim to reflect a fair, transparent and competitive approach, including by recognizing and rewarding outstanding performance and contributions. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•align individual incentives for long-term company performance by focusing on long-term objectives and returns and differentiating rewards based on impact, so that highest performers will benefit the most;
•align individual incentives to the company’s overall success, as measured by progress towards company-wide objectives and in serving our customers;
•provide total rewards that attract and retain world-class employees by providing upside through equity compensation and rewarding high performers;
•evaluate performance on two dimensions: impact, or what employees deliver, and cultural values, or how people get things done;
•preserve flexibility to adjust compensation in tandem with changes in labor markets, but in a thoughtful, flexible and transparent manner;
•provide flexibility to allow employees to work at the time and in the location that they know maximizes their productivity, engagement and ability to work with their teams to best serve our customers.
Compensation at Remitly includes a cash base salary, emphasis on equity for long-term financial incentive and competitive benefits that align with our values, mission and needs of our global teammates. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our NEOs, stockholders and customers and to link pay with performance. Equity is a significant portion of each employee’s total compensation, and the proportion of equity-to-cash increases with seniority.
2022 Highlights
2022 was a strong year for us marked by significant achievement across our business. 2022 business and financial highlights included the following:
•Growing quarterly active customers to 4.2 million in the fourth quarter of 2022, an increase of 48% from 2.8 million in the fourth quarter of 2021.
•Send volume in 2022 increased 40% to $28.6 billion.
•Total revenue for the year ended December 31, 2022 was $653.6 million, up 43% from 2021.
•We expanded into new geographies, with customers and recipients in over 170 countries, and more than doubled the number of corridors from over 2,100 as of December 31, 2021 to over 4,300 as of December 31, 2022.
Executive Compensation Policies and Practices
Our objective is to inspire, hold accountable and reward business and team success of our leaders while maintaining sound corporate governance standards consistent with our total compensation policies and practices. Our compensation program includes cash base salary, strong emphasis on long-term equity and competitive benefits that align to our values and mission. The talent and compensation committee (“T&C

26	REMITLY GLOBAL, INC.

Committee”) regularly reviews our executive compensation program to ensure that it aligns with our long-term goals. Consistent, frequent review of our compensation program is essential given the dynamic nature of our business, changing labor markets and the highly competitive executive talent market. Our key executive compensation policies and practices for the fiscal year ending December 31, 2022 are set forth below.

What we do:
•Maintain an Independent T&C Committee. The T&C Committee consists solely of independent directors who establish and regularly evaluate our executive compensation policies and practices.
•Retain an Independent Compensation Consultant. The T&C Committee retains a compensation consultant to advise on executive compensation matters independent of management. The compensation consultant’s responsibilities are discussed in the section titled “Compensation-Setting Process – Role of the Compensation Consultant.”
•Conduct an Annual Executive Compensation Review. The T&C Committee reviews and approves our executive compensation program and associated strategies on a regular basis, and at least annually, in consultation with management. This assessment includes a determination and review of our compensation peer group from a comparative perspective. This review ensures our executive compensation is structured to reward customer focus and long-term company success.
•Maintain Multi-Year Vesting Requirements. The equity awards granted to our NEOs vest over multi-year periods, aligning with current market trends and our long-term retention goals.
•Maintain “Double Trigger” Change in Control Arrangements. Under our Change in Control and Severance Agreements, our NEOs may be eligible to receive payments and other benefits in the event that an NEO experiences both a change in control of the Company and a qualifying termination of employment, which is a “double-trigger” arrangement. All such payments and benefits are subject to the execution and delivery of an effective general release of claims in favor of the Company.
•Conduct Succession Planning. We periodically review with our CEO and the chair of the Board or lead independent director the succession plans for our most critical senior management positions. Upon request of the Board, we evaluate potential successors to executive officer positions and review strategies to accelerate the readiness of candidates identified for such positions.
What we don’t do:
•No Executive Retirement Plans. We do not currently offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements specific to our NEOs. Our NEOs are eligible to participate in our 401(k) retirement plan on the same basis as our other employees.
•Limited Perquisites. Perquisites or other personal benefits are not a significant part of our compensation program for our NEOs.
•No Gross-Ups on Any Change in Control Payments. We do not provide our NEOs with “golden parachute” excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.
•No Special Health or Welfare Benefits. We do not provide our NEOs with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time, salaried employees.
•No Hedging of Company Stock. Under our Insider Trading Policy, our employees, including our NEOs, and the members of our Board are prohibited from making short sales and engaging in transactions in publicly traded options, warrants, puts and calls or similar instruments with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding our common stock.

PROXY STATEMENT	27

Compensation-Setting Process
Role of the Talent and Compensation Committee
The T&C Committee carries out the Board’s responsibilities relating to compensation and other organization and people matters, including evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs maintained by Remitly; administering the Company’s cash- and equity-based compensation plans; and reviewing with management Remitly’s strategies and policies related to human capital management.
In performing its duties, the T&C Committee evaluates our overall compensation strategy with a focus on the degree to which this strategy reflects our executive compensation philosophy, and it carries out its responsibilities in a manner that is appropriate given our needs and circumstances. The T&C Committee also develops and pursues strategies that it believes align with best compensation practices, including by reviewing and approving the selection of our peer companies for compensation and assessment purposes. The T&C Committee reviews the performance of our CEO and, in consultation with our CEO, the performance of other NEOs when making decisions with respect to their compensation.
For additional information on the T&C Committee’s authority, duties and responsibilities, see its charter, which is reviewed annually and revised and updated as needed. The charter is located on the “Corporate Governance” section of our investor relations website at https://ir.remitly.com.
The T&C Committee retains a compensation consultant (as described below) to provide support in the review and assessment of our executive compensation program. However, the T&C Committee exercises its own judgment in making final decisions with respect to the compensation of our NEOs.
Role of Management
In carrying out its duties and responsibilities, the members of the T&C Committee collaborate with members of our management team, including our CEO and EVP, Customer and Culture. Our management team assists the T&C Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. Our CEO in particular makes proposals with respect to program structures, recommendations regarding adjustments to base salaries and long-term equity-based incentive compensation opportunities and perspective on other compensation-related matters for our NEOs. All of these remarks by the CEO are reviewed, and considered for implementation, by the T&C Committee.

The T&C Committee consults with our CEO to oversee the annual performance review of other NEOs, ultimately making compensation decisions based on each NEO’s level of success in accomplishing business objectives and his or her overall performance. In determining and approving the compensation of our NEOs (other than our CEO), the members of the T&C Committee review, consider and discuss our CEO’s proposals and recommendations as one factor among many. Our CEO also generally attends meetings of our Board and the T&C Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. Our CEO is not involved in the determination and approval of his own compensation.
Role of Compensation Consultant
The members of the T&C Committee have the authority to retain an external compensation consultant to assist them by providing information, analysis and other advice regarding the compensation of our NEOs, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant serves at the discretion of, and reports directly to, the T&C Committee and its chair. The T&C Committee reviews the engagement of Compensia, Inc. (“Compensia”) as the Company’s external compensation consultant, annually.

For the year ended December 31, 2022, the T&C Committee continued to engage Compensia, a national compensation consulting firm, as its independent consultant to provide advice and resources to assist the T&C Committee with assessing the effectiveness of the company’s executive compensation strategy and program,

28	REMITLY GLOBAL, INC.

including by analyzing competitive market pay practices for our NEOs, and advising on data analysis and selection of the compensation peer group.

During the fiscal year ended December 31, 2022, Compensia attended the meetings of the T&C Committee as requested. In doing so, Compensia provided various services, including the following:
•the review, analysis, and selection of our compensation peer group and other comparable companies;
•the review and analysis of base salary levels,
•annual cash incentive opportunities, and long-term incentive compensation opportunities of our NEOs against competitive market data, including on peer dilution and burn rates, of the companies in our compensation peer group and based on selected broad-based compensation surveys;
•an assessment of executive compensation trends, including equity spend and vesting schedules, within our industry, and update on corporate governance and regulatory issues and developments;
•a risk assessment of executive compensation;
•consultation with the T&C Committee chair or the independent directors between meetings; and
•support on other ad hoc matters throughout the fiscal year.
For the fiscal year ended December 31, 2022, Compensia did not provide any other services to us. The T&C Committee has assessed the independence of Compensia pursuant to the applicable Nasdaq listing standards and SEC rules and concluded that Compensia is independent and that Compensia’s work for the committee does not raise any conflict of interest.
Use of Competitive Data
The T&C Committee believes that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing the compensation of our NEOs against the competitive market, the T&C Committee reviews and considers the compensation levels and practices of a select group of peer companies. The competitive data drawn from this compensation peer group is only one of several factors considered in making decisions and recommendations with respect to the compensation of our NEOs.

The compensation peer group for purposes of setting fiscal 2022 compensation of our NEOs, which was developed by the T&C Committee with the assistance of Compensia, was composed of publicly traded technology companies based in the U.S. In identifying and recommending the companies to comprise the compensation peer group, the T&C Committee and Compensia also considered revenue and market capitalization relative to Remitly.

This compensation peer group for purposes of determining the year ended December 31, 2022 compensation of our NEOs consisted of the following companies:

ACI Worldwide, Inc. (NASDAQ: ACIW)	Lightspeed Commerce Inc. (NYSE: LSPD)
Affirm Holdings, Inc. (NASDAQ: AFRM)	Paya Holdings, Inc.*
Avalara, Inc.*	Paylocity Holding Corp (NASDAQ: PCTY)
Bill.Com Holdings, Inc. (NYSE: BILL)	Q2 Holdings, Inc. (NYSE: QTWO)
BlackLine, Inc. (NASDAQ: BL)	Repay Holdings Corp (NASDAQ: RPAY)
Bottomline Technologies Inc.*	Shift4 Payments, Inc. (NYSE: FOUR)
BTRS Holdings Inc.*	Smartsheet Inc (NYSE: SMAR)
Duck Creek Technologies, Inc.*	Momentive Global Inc. (NASDAQ: MNTV)
EVERTEC, Inc. (NYSE: EVTC)	Upstart Holdings, Inc. (NASDAQ: UPST)
EVO Payments, Inc. (NASDAQ: EVOP)
* No longer a publicly-traded company.

PROXY STATEMENT	29

Compensation Elements

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Attract and retain executives by providing a fixed compensation amounts that are competitive in the market and reward performance.
Long-Term equity awards	Variable	Equity awards in the form of options to purchase shares of our common stock and RSU awards that settle for shares of our common stock	Align the interest of our executives by motivating them to create long-term value for our stockholders.
Base Salary
Base salary represents the fixed portion of the compensation of our NEOs and is intended to attract and retain highly talented individuals. Generally, we establish the initial base salary of each of our NEOs based on his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. The members of talent and T&C Committee review the base salaries of our NEOs each year and makes any adjustments to base salary as necessary to reflect the scope of a NEO’s performance, individual contributions and responsibilities and to maintain market competitiveness.

During 2022, the base salary of each of our named executive officers was $290,000, which is the maximum base salary for executives.
Bonuses
We do not provide annual cash bonuses or maintain non-equity incentive compensation plans. Instead, equity compensation is a significant portion of total compensation for our employees, including our NEOS, which we believe keeps the focus on delivering long-term returns and results and ties our executives’ compensation to our stockholder returns.
We consider signing bonuses in new-hire contexts. In 2022, Mr. Sinha and Mr. Munipalli received signing bonuses of $225,000 and $150,000, respectively, upon joining Remitly.
Equity Compensation

Equity is a significant portion of each executive’s total compensation. Equity awards align the interests of our executives with the interests of our stockholders and incentivize our NEOs to create sustainable, long-term value for our stockholders, since the realized value of these equity awards bears a direct relationship to our stock price. Additionally, equity awards provide an important tool for us to retain our named executive officers, as awards are subject to vesting over a multi-year period subject to continued service with the company.
Our executive compensation program provides equity incentives through a mix of restricted stock units (RSUs) and stock options. Awards of RSUs create alignment with our stockholders by providing both upside and downside tied to company performance. Stock options provide executives with an opportunity to participate in stock price appreciation above their exercise price, creating incentive to continue to drive growth. The T&C Committee approves equity awards on a regular basis.
During 2022, the T&C Committee approved initial equity awards to Mr. Sinha and Mr. Munipalli in connection with their appointment as our Chief Technology Officer and Chief Financial Officer, respectively. In April and May of 2022, the T&C Committee also granted equity compensation awards to certain executives and employees of the company, including Mr. Hug and Ms. Yoakum, under the Company’s 2021 Plan. While the committee recommended that our Chief Executive Officer, Matthew Oppenheimer, be included in these awards, Mr. Oppenheimer declined to be considered for an equity compensation award in recognition of industry-wide

30	REMITLY GLOBAL, INC.

shareholder focus on dilution and to further support employee performance awards granted in the 2022 fiscal year.
The equity awards granted to our NEOs during 2022 are set forth below in the sections titled “Executive Compensation - Summary Compensation Table” and “Executive Compensation - Grants of Plan-Based Awards.”
Benefits
Our NEOs are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees. These benefits include medical, dental, vision and business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life, accidental death and dismemberment, and short-term and long-term disability insurance.

We also maintain a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the “Code”) (the “401(k) Plan”) The 401(k) Plan covers substantially all U.S. employees, including our NEOs, who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. We make discretionary matching contributions that are funded in the following year. We match 50% of the first 3% of compensation that a participant contributes to the 401(k) Plan, up to a maximum of $1,000 per plan year. All participants’ interests in their deferrals are 100% vested when contributed.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Other Compensation Policies
Prohibition on Hedging
For information regarding our policy on hedging transactions by officers and employees, see the section titled “Policy on Hedging.”
Policy on Stock Pledging
For information regarding pledges of securities by officers and employees, see the section titled “Policy on Stock Pledging.”
Tax and Accounting Considerations
The T&C Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Code generally does not allow a tax deduction to public companies for compensation paid to certain executive officers that is more than $1 million during the tax year. The T&C Committee intends to maintain the flexibility to pay non-deductible compensation if it believes it is in the best interests of the Company
Accounting for Stock-Based Compensation
The T&C Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, FASB ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to members of our Board, our executive officers and other employees. This compensation expense is based on the grant date fair value of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

PROXY STATEMENT	31

COMPENSATION COMMITTEE REPORT
The Talent & Compensation Committee has reviewed and discussed with management the “Executive Compensation - Compensation Discussion and Analysis” contained in this proxy statement. Based on its review and discussions, the Talent & Compensation Committee approved the “Executive Compensation - Compensation Discussion and Analysis” for inclusion in this proxy statement and the Company’s Annual Report on Form 10-K for our fiscal year ended December 31, 2022.

Members of the Talent & Compensation Committee:
Ron Shah (Chair)
Laurent Le Moal

32	REMITLY GLOBAL, INC.

Executive Compensation Tables
Fiscal 2022 Summary Compensation Table
The table below sets forth the annual compensation earned by our NEOs for the fiscal years ended December 31, 2022, 2021 and 2020, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Matthew Oppenheimer Chairman and Chief Executive Officer	2022	290,000	—	—	—	—	3,125(2)	293,125
	2021	290,000	—	—	8,383,750	—	3,065(2)	8,676,815
	2020	285,000	—	—	—	—	3,565(2)	288,565
Joshua Hug Board Member and Chief Operating Officer	2022	290,000	—	2,718,930	—	—	7,814(3)	3,016,744
	2021	290,000	—	—	5,010,850	—	7,754(3)	5,308,604
	2020	287,500	—	—	—	—	8,274(3)	295,774
Hemanth Munipalli(4) Chief Financial Officer	2022	132,253	150,000	7,408,640	1,125,606	—	326	8,816,825
René Yoakum EVP, Customer and Culture	2022	290,000	—	1,186,556	—	—	1,560(5)	1,478,116
Ankur Sinha(6) Chief Technology Officer	2022	246,301	225,000	11,132,312	—	—	800	11,604,413
Susanna Morgan(7) Former Chief Financial Officer	2022	217,500	—	—	—	—	1,608	219,108
	2021	290,000	—	—	948,735	—	1,750	1,240,485
	2020	287,500	—	—	—	—	2,160	289,660
1.The amounts reported reflect the grant date fair value of RSU awards and stock options granted to the named executive officers during the years ended December 31, 2022 and 2021, as computed in accordance with FASB ASC 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The assumptions that we used to calculate these amounts are discussed in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and incorporated by reference herein. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No awards were granted during the year ended December 31, 2020.
2.For 2022, this amount represents $2,125 in life insurance premiums paid on Mr. Oppenheimer’s behalf and a $1,000 contribution to Mr. Oppenheimer's 401(k). For 2021, this amount represents $2,065 in life insurance premiums paid on Mr. Oppenheimer’s behalf and a $1,000 contribution to Mr. Oppenheimer’s 401(k). For 2020, this amount represents $2,065 in life insurance premiums paid on Mr. Oppenheimer’s behalf, a $1,000 contribution to Mr. Oppenheimer’s 401(k), and a $500 stipend paid to employees to purchase home office equipment in light of the COVID-19 pandemic.
3.For 2022, this amount represents $5,314 in life insurance premiums paid on Mr. Hug’s behalf, a $1,500 contribution to Mr. Hug’s Health Savings Account, and a $1,000 contribution to Mr. Hug’s 401(k). For 2021, this amount represents $5,254 in life insurance premiums paid on Mr. Hug’s behalf, a $1,500 contribution to Mr. Hug’s Health Savings Account, and a $1,000 contribution to Mr. Hug’s 401(k). For 2020, this amount represents $5,454 in life insurance premiums paid on Mr. Hug’s behalf, a $1,320 contribution to Mr. Hug’s Health Savings Account, a $1,000 contribution to Mr. Hug’s 401(k), and a $500 stipend paid to employees to purchase home office equipment in light of the COVID-19 pandemic.
4.Mr. Munipalli joined Remitly in July 2022 and received $150,000 as part of his signing bonus. The amount under “All Other Compensation” for 2022 reflects life insurance premiums paid on Mr. Munipalli’s behalf.
5.This amount represents a $1,500 contribution to Ms. Yoakum’s Health Savings Account and life insurance premiums paid on Ms. Yoakum’s behalf.
6.Mr. Sinha joined Remitly in February 2022 and received $225,000 as part of his signing bonus. The amount under “All Other Compensation” for 2022 reflects a $700 contribution to Mr. Sinha’s Health Savings Account and life insurance premiums paid on Mr. Sinha’s behalf.
7.Ms. Morgan resigned as our chief financial officer effective as of July 2022 and remained employed with Remitly as a non-officer employee through October 31, 2022. For 2022, the amount under “All Other Compensation” represents a $1,000 contribution to Ms. Morgan’s 401(k), a $562 contribution to Ms. Morgan’s Health Savings Account and life insurance premiums paid on Ms. Morgan’s behalf. For 2021, the amount under “All Other Compensation” represents a $750 contribution to Ms. Morgan’s Health Savings Account and a $1,000 contribution to Ms. Morgan’s 401(k). For 2020, the amount under “All Other Compensation” represents a $660

PROXY STATEMENT	33

contribution to Ms. Morgan’s Health Savings Account, a $1,000 contribution to Ms. Morgan’s 401(k), and a $500 stipend paid to employees to purchase home office equipment in light of the COVID-19 pandemic.

Fiscal 2022 Grants of Plan-Based Awards Table
The table below sets forth the plan-based awards and opportunities granted to the NEOs during fiscal year ended December 31, 2022.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Option Exercise Price ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Joshua Hug	5/23/2022	40,438	—	—	418,938
	5/23/2022	24,115	—	—	249,831
	5/23/2022	87,392	—	—	905,381
	5/23/2022	110,500	—	—	1,144,780
Hemanth Munipalli	8/8/2022	664,452	—	—	7,408,640
	8/8/2022	—	166,113	11.15	1,125,606
Rene Yoakum	4/25/2022	860	—	—	8,987
	4/25/2022	28,697	—	—	299,884
	4/25/2022	11,124	—	—	116,246
	4/25/2022	26,198	—	—	273,769
	4/25/2022	46,667	—	—	487,670
Ankur Sinha	4/25/2022	1,065,293	—	—	11,132,312
1.The dollar amounts in this column reflect the aggregate grant date fair value of the awards granted in fiscal year 2022. These amounts have been computed in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.

34	REMITLY GLOBAL, INC.

Outstanding Equity Awards at Fiscal Year-End Table -
The table below sets forth the outstanding equity awards held by the NEOs as of December 31, 2022.

	Option Awards						Stock Awards
Name	Option/Stock Award Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Matthew Oppenheimer	7/13/2018	(3)	1,703,027	—	1.70	7/13/2028	—	—
	5/11/2021	(4)	375,000	—	6.55	5/11/2031	—	—
	8/12/2021	(5)	425,000	—	14.11	8/12/2031	—	—
Joshua Hug	7/13/2018	(6)	—	—	—	—	66,667	763,337
	5/11/2021	(7)	70,000	—	6.55	5/11/2031	—	—
	5/11/2021	(4)	225,000	—	6.55	5/11/2031	—	—
	8/12/2021	(5)	235,000	—	14.11	8/12/2031	—	—
	5/23/2022	(8)	—	—	—	—	10,110	115,760
	5/23/2022	(9)	—	—	—	—	24,115	276,117
	5/23/2022	(10)	—	—	—	—	87,392	1,000,638
	5/23/2022	(11)	—	—	—	—	110,500	1,265,225
Hemanth Munipalli	8/8/2022	(12)	—	166,113	11.15	8/8/2032	—	—
	8/8/2022	(13)	—	—	—	—	664,452	7,607,975
Rene Yoakum	7/13/2018	(14)	199,218	—	1.70	7/13/2028	—	—
	3/13/2019	(15)	250,000	—	2.00	3/13/2029	—	—
	5/11/2021	(16)	67,708	—	6.55	5/11/2031	—	—
	5/11/2021	(17)	83,333	—	6.55	5/11/2031	—	—
	8/12/2021	(18)	125,000	—	14.11	8/12/2031	—	—
	4/25/2022	(19)	—	—	—	—	11,124	127,370
	4/25/2022	(20)	—	—	—	—	14,348	164,285
	4/25/2022	(21)	—	—	—	—	26,198	299,967
	4/25/2022	(22)	—	—	—	—	46,667	534,337
Ankur Sinha	4/25/2022	(23)	—	—	—	—	1,065,293	12,197,605
Susanna Morgan	8/31/2018	(24)	218,988	—	1.70	1/29/2023	—	—
	5/11/2021	(25)	11,667	—	6.55	1/29/2023	—	—
1.All of the outstanding equity awards were granted under the 2011 Equity Incentive Plan (the “2011 Plan”), except those granted during 2022, which were granted under the 2021 Plan.
2.The market value of unvested stock awards is based on the closing market price of our Common Stock on December 30, 2022 of $11.45.
3.The option vest as follows: with a vesting commencement date of April 1, 2018, (a) 10% of the shares subject to the option vested monthly during the first year following the vesting commencement date; (b) 15% of the shares subject to the option vested monthly during the year following the second anniversary of the vesting commencement date; (c) 20% of the shares subject to the option vested monthly during the year following the third anniversary of the vesting commencement date; (d) 25% of the shares subject to the option shall vest monthly during the year following the fourth anniversary of the vesting commencement date; and (e) 30% of the shares subject to the option shall vest monthly during the year following the fifth anniversary of the vesting commencement date.
4.The option vests as to 1/11th of the total shares on May 1, 2023 and then 1/11th of the total shares vest monthly thereafter, with 100% of the total shares vested on March 1, 2024, subject to Mr. Oppenheimer and Mr. Hug’s continued service through each vesting date. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the Company’s right of repurchase.
5.The option vests as to 1/12th of the total shares on April 1, 2024 and then 1/12th of the total shares vest monthly thereafter, with 100% of the total shares vested on March 1, 2025, subject to Mr. Oppenheimer and Mr. Hug’s continued service through each vesting date. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the Company’s right of repurchase.

PROXY STATEMENT	35

6.This amount represents shares acquired upon the early exercise of a stock option award that remains subject to vesting conditions and forfeiture. Subject to Mr. Hug’s continued service through each vesting date, 16,666 shares vest monthly, subject to the Company’s right of repurchase in the event of Mr. Hug’s termination of services.
7.The option vested as to 1/24th of the total shares on April 1, 2021 and then 1/24th of the total shares vested or will vest monthly thereafter, with 100% of the total shares vested on March 1, 2023, subject to Mr. Hug’s continued service through each vesting date. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the Company’s right of repurchase.
8.The RSUs vest 1/4 of the total shares on May 25, 2022 and an additional 1/4 vest each quarter thereafter, subject to Mr. Hug’s continued service through each vesting date.
9.The RSUs vest 100% on May 25, 2023, 1 year after award, subject to Mr. Hug’s continued service.
10.The RSUs vest 1/3 on August 25, 2023 and an additional 1/3 of the total shares vest each quarter thereafter, subject to Mr. Hug’s continued service through each vesting date.
11.The RSUs vest 1/4 on May 25, 2024, and an additional 1/4 of the total shares vest each quarter thereafter, subject to Mr. Hug’s continued service through each vesting date.
12.The option vests 1/4 on July 18, 2023, then 1/48th monthly thereafter, subject to Mr. Munipalli’s continued service through each vesting date.
13.The RSUs vest 1/4 on August 25, 2023 and 1/16 of the total shares will vest quarterly thereafter, subject to Mr. Munipalli’s continued service of the grantee through those vesting dates.
14.The option vested 1/4 of the total shares on June 25, 2019 and then 1/48th of the shares vested or will vest each month thereafter, subject to Ms. Yoakum’s continued service through each vesting date. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the Company’s right of repurchase.
15.The option vested 1/4 of the total shares on July 1, 2020 and then 1/48th of the shares vested or will vest each month thereafter, subject to Ms. Yoakum’s continued service through each vesting date. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the Company’s right of repurchase.
16.The option vested 1/13 of the total shares on July 1, 2022 and will vest 1/13 monthly thereafter, subject to Ms. Yoakum’s continued service through each vesting date. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the Company’s right of repurchase.
17.The option will vest 1/8 of the total shares on August 1, 2023 and then 1/8 monthly thereafter, subject to Ms. Yoakum’s continued service through each vesting date. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the Company’s right of repurchase.
18.The option will vest 1/12 of the total shares on April 1, 2024 and will then vest 1/12 of the total shares monthly thereafter, subject to the continued service of Ms. Yoakum. The option provides for an early-exercise provision and is exercisable as to unvested shares, subject to the Company’s right of repurchase.
19.The RSUs vest 100% on the August 25, 2023 vesting commencement date, subject to the continued service of Ms. Yoakum through each vesting date.
20.The RSUs vested 1/4 on the August 25, 2022 vesting commencement date and will vest 1/4 quarterly thereafter, subject to Ms. Yoakum’s continued service.
21.The RSUs vest 1/2 on the November 25, 2023 vesting commencement date and then 1/2 the following quarter, subject to Ms. Yoakum’s continued service.
22.The RSUs vest 1/4 on the May 25, 2024 vesting commencement date, and then 1/4 quarterly thereafter, subject to the continued service of Ms. Yoakum through the vesting dates.
23.The RSUs vest 1/4 on February 25, 2023 and 1/16 of the total shares will vest quarterly thereafter, subject to Mr. Sinha’s continued service through those vesting dates.
24.The option vested as to 1/4 of the total shares on August 22, 2019 and an additional 1/48th of the shares vested or will vest each month thereafter, subject to Ms. Morgan’s continued service through each vesting date. Ms. Morgan resigned as our chief financial officer effective as of July 2022 and remained employed with Remitly as a non-officer employee through October 31, 2022.
25.The option vested as to 1/19th of the total shares on September 1, 2022 and then 1/19th of the total shares vested monthly thereafter, with 100% of the total shares vested on March 1, 2024, subject to Ms. Morgan’s continued service through each vesting date. Ms. Morgan resigned as our chief financial officer effective as of July 2022 and remained employed with Remitly as a non-officer employee through October 31, 2022.

36	REMITLY GLOBAL, INC.

Fiscal 2022 Option Exercises and Stock Vested Table
The table below sets forth information relating to option awards exercised and RSU awards vested for the fiscal year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Matthew Oppenheimer	—	—	—	—
Joshua Hug	—	—	30,328	333,406
Hemanth Munipalli	—	—	—	—
Rene Yoakum	—	—	15,209	168,986
Ankur Sinha	—	—	—	—
Susanna Morgan	311,012	3,055,649	—	—
1.Value realized on exercise of option awards is calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price.
2.Value realized on vesting of stock awards is calculated based on the closing stock price on the date the stock award vested.
Employment Agreements
We entered into offer letters with each of our NEOs, Mr. Oppenheimer, Mr. Hug, Mr. Munipalli, Mr. Sinha and Ms. Yoakum. Each offer letter:
•provides that the NEO will receive an annual base salary;
•provides that the NEO is eligible to participate in our employee benefit plans to the extent the NEO meets eligibility requirements;
•states that the NEO is an at-will employee; and
•states that the NEO does not have a fixed employment term.
Any potential payments and benefits due upon a termination of employment or a change in control are further described below in the section titled “Potential Payments Upon Termination or Change in Control.”

PROXY STATEMENT	37

Potential Payments upon Termination or Change in Control
Change in Control and Severance Agreements
We have entered into Change in Control and Severance Agreements with each of our NEOs. These agreements provide for benefits upon either a termination by us of the executive officer’s employment without “cause” or a resignation by the executive officer for “good reason” (each as defined in the Change in Control and Severance Agreements); provided, however that only Mr. Oppenheimer and Mr. Hug are entitled to good reason protection outside of the change in control period (defined below). We refer to either of these terminations as a “qualifying termination.” The benefits provided under the Change in Control and Severance Agreements vary depending on whether the executive officer is subject to a qualifying termination within a period commencing three months prior to a “change in control” (as defined in the Change in Control and Severance Agreements) and ending 12 months following such change of control, which period we refer to as the “change in control period.”
If a qualifying termination occurs prior to or after the change of control period, subject to the executive officer’s timely execution and non-revocation of a release of claims, the executive officer will be entitled to:
•A lump sum cash payment equal to 12 months’ base salary in the case of Mr. Oppenheimer and Mr. Hug and 6 months’ base salary in the case of our other NEOs, in each case payable no later than the first regular payroll date occurring after the 60th day following the termination and subject to applicable withholdings;
•If the named executive officer elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, payment of the premiums for the named executive officer’s continued health insurance (or equivalent taxable cash payment, if applicable law so requires) for up to 12 months in the case of Mr. Oppenheimer and Mr. Hug and up to 6 months in the case of our other NEOs; and
•In the case of Mr. Oppenheimer and Mr. Hug, 25% of the executive’s then-unvested and outstanding equity awards will accelerate and become vested and, as applicable, exercisable (with any unearned performance-based awards to be deemed earned based on actual performance or, if not determinable, on 100% of target, unless otherwise set forth in an award agreement).
If a qualifying termination occurs during the change of control period, subject to the named executive officer’s timely execution and non-revocation of a release of claims, the named executive officer will be entitled to:
•A lump sum cash payment of 18 months’ base salary in the case of Mr. Oppenheimer and Mr. Hug and 12 months’ base salary in the case of our other NEOs, in each case payable no later than the first regular payroll date occurring after the 60th day following the termination and subject to applicable withholdings;
•150% of the executive’s annual target bonus in the case of Mr. Oppenheimer and Mr. Hug and 100% of the executive’s annual target bonus in the case of our other NEOs, in each case payable no later than the first regular payroll date occurring after the 60th day following the termination and subject to applicable withholdings;
•If the named executive officer elects to continue his or her health insurance coverage under COBRA, payment of the premiums for continued health insurance (or equivalent cash payment, if applicable law so requires) for up to 18 months in the case of Mr. Oppenheimer and Mr. Hug and up to 12 months in the case of our other NEOs; and
•100% of each of the named executive officer’s then-outstanding and unvested equity awards will accelerate and become vested and, as applicable, exercisable (with any unearned performance-based awards to be deemed earned based on actual performance or, if not determinable, on 100% of target, unless otherwise set forth in an award agreement).
The Change in Control and Severance Agreements will be in effect for three years from the effective date in the case of Mr. Oppenheimer and Mr. Hug, and two years from the effective date in the case of our other NEOs, in each case unless renewed, or earlier terminated, subject to certain limitations.

38	REMITLY GLOBAL, INC.

Fiscal 2022 Potential Payments upon Termination or Change in Control
The tables below set forth the potential payments that would have been provided to each of our NEOs under each of the circumstances specified below if he or she had terminated employment with us effective December 31, 2022. The estimated benefit amount of unvested RSUs was calculated by multiplying the number of unvested RSUs subject to acceleration by the closing price of our common stock on December 31, 2022, which was $11.45. The estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested in-the-money stock options subject to acceleration by the difference between the exercise price of the option and the closing price of our common stock on December 31, 2022 which was $11.45.

Termination outside of Change of Control Period

Name	Cash Compensation ($)	Health Care Benefits ($)	Acceleration of Equity Vesting ($)
Matthew Oppenheimer	290,000	25,186	1,069,489
Joshua Hug	290,000	21,031	1,113,279
Hemanth Munipalli	145,000	5,248	—
Rene Yoakum	145,000	7,266	—
Ankur Sinha	145,000	2,642	—
Susana Morgan	145,000	2,606	—

Termination within Change of Control Period

Name	Cash Compensation ($)	Health Care Benefits ($)	Acceleration of Equity Vesting ($)
Matthew Oppenheimer	435,000	37,779	4,277,954
Joshua Hug	435,000	31,547	4,453,118
Hemanth Munipalli	290,000	10,497	7,657,809
Rene Yoakum	290,000	14,532	2,057,472
Ankur Sinha	290,000	5,285	12,197,605
Susana Morgan	290,000	5,213	—

PROXY STATEMENT	39

Pay Versus Performance
The following table sets forth information regarding the Company’s performance and the “compensation actually paid” to our NEOs, as calculated in accordance with SEC disclosure rules. For additional information regarding the Company’s approach to executive compensation and an explanation of how executive compensation decisions are made, please refer to section titled “Compensation Discussion & Analysis.”

The table below is required to include, for 2022 and 2021, compensation actually paid to the CEO and the average compensation actually paid for non-CEO named executive officers. Compensation actually paid represents a calculation of compensation that differs significantly from the 2022 summary compensation table calculation of compensation, as well as the way in which the Company views annual compensation decisions, as discussed in the section titled “Compensation Discussion & Analysis.” The below table also provides information on the Company’s total shareholder return ("TSR"), the cumulative TSR of our peer group and net income attributable to the Company.

The Company does not use any financial performance measures to link executive compensation actually paid to Company performance, and as permitted by the SEC, is not required to disclose either a “company-selected measure,” as defined by the SEC in Item 402(v), or such company-selected measure’s relationship to executive compensation actually paid.
Pay Versus Performance Table

					Value of Initial Fixed $100
					Investment Based On:
Year(1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Company TSR ($)(4)	Peer Group TSR ($)(5)	(GAAP) Net Income (Loss) ($)
2022	293,125	(14,678,101)	5,027,041	2,284,924	24	66	(114,019,000)
2021	8,676,815	30,813,221	3,274,545	10,849,663	43	97	(38,756,000)
(1)     Mr. Oppenheimer served as the principal executive officer (“PEO”) for the entirety of 2022 and 2021. The Company’s other NEOs for were Mr. Hug, Mr. Munipalli and Mr. Sinha and Ms. Yoakum and Ms. Morgan for 2022 and Mr. Hug and Ms. Morgan for 2021. Mr. Munipalli and Mr. Sinha joined the company in July and February 2022, respectively, and Ms. Morgan resigned as our chief financial officer effective as of July 2022 and remained employed with Remitly as a non-officer employee through October 2022.
(2)     Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for Mr. Oppenheimer and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs reported for that applicable year, other than Mr. Oppenheimer.
(3)     To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Oppenheimer and for the average of the other NEOs is set forth in the table below.
(4)     Pursuant to rules of the SEC, the comparison assumes $100 was invested in our common stock on September 23, 2021, the date of our initial public offering, using the closing stock price of the day of our initial public offering. TSR represents cumulative TSR over the following measurement periods: (1) for 2022, September 23, 2021 to December 31, 2022; and (2) for 2021, September 23, 2021 to December 31, 2021. The stockholder return shown in the table is not necessarily indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns.
(5)     The peer group used is the NASDAQ KBW Financial Technology Index, which is the same peer group the Company uses for its disclosure under Item 201(e) of Regulation S-K.

40	REMITLY GLOBAL, INC.

The table below details the adjustments made to the Summary Compensation table total to calculate the compensation actually paid to our NEOs each year:

		(Minus)	Plus	Plus/(Minus)	Plus	Plus/(Minus)	(Minus)
Year	Summary Compensation Table Total ($)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal Year ($)	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year ($)	Change in Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Prior Fiscal Years ($)	Fair Value at Vesting of Stock and Option Awards Granted in Fiscal Year that Vested During Fiscal Year ($)	Change in Fair Value as of Vesting Date of Stock and Option Awards Granted in Prior Years for Which All Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)	Fair Value as of Prior Fiscal Year-End of Stock and Option Awards Granted in the Prior Fiscal Year that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)	Equals Compensation Actually Paid ($)
Mr. Oppenheimer
2022	293,125	—	—	(8,555,998)	—	(6,415,228)	—	(14,678,101)
2021	8,676,815	(8,383,750)	11,350,885	14,967,404	—	4,201,866	—	30,813,221
Other NEOs (Average)
2022	5,027,041	(4,714,409)	4,928,481	(1,312,363)	100,478	(1,038,659)	(705,645)	2,284,924
2021	3,274,545	(2,979,793)	5,472,828	3,510,006	130,960	1,441,117	0	10,849,663
Compensation Actually Paid Compared to TSR and Net Loss

TSR and net income are some indicators of the Company’s overall financial performance that may impact the value of NEOs’ total compensation; however, other factors are considered in setting NEOs’ compensation (though as noted above, we do not use any other financial performance measures in determining executive compensation). For additional information regarding the Company’s approach to executive compensation, please refer to section titled “Compensation Discussion & Analysis.”

The following charts illustrate the relationship between compensation actually paid to the PEO and the NEOs of the Company, as calculated per the SEC disclosure rules, TSR and net income.
The Company does not , and is not required to, use any financial performance measures to link executive compensation actually paid to Company performance, and as permitted by the SEC, is not required to disclose a tabular list of its most important financial performance measures.

PROXY STATEMENT	41

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2022, each of which was approved by our stockholders. These plans include the 2011 Plan and the 2022 Plan and our Employee Stock Purchase Plan (“ESPP”), as further described below.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved By Stockholders	39,354,623	$4.11	15,652,833
Total	39,354,623		15,652,833
(1)Consists of RSUs and options granted to purchase common stock under the 2011 and 2021 Equity Plans. Excludes potential shares to be issued under our ESPP.
(2)Excludes restricted stock units because they have no exercise price.
(3)Consists of shares of common stock available for issuance under our 2021 Plan, as well as 4,762,721 shares available for issuance under our ESPP.

42	REMITLY GLOBAL, INC.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
There are no transactions or series of similar transactions since January 1, 2022 in which we have been or will be a participant, the amount involved exceeds $120,000 and any of our directors, director nominees, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock (or any immediate family member of any of the foregoing persons) had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Director Compensation” and “Executive Compensation.”
Indemnification Agreements with our Directors and Officers
We have entered into indemnification agreements with each of our directors and our named executive officers. The indemnification agreements, our amended and restated certificate of incorporation, and our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Subject to very limited exceptions, our Bylaws will also require us to advance expenses incurred by our directors and officers.

PROXY STATEMENT	43

PROPOSAL NO. 2
ADVISORY APPROVAL OF SAY-ON-PAY FREQUENCY PROPOSAL
Pursuant to Section 14A of the Exchange Act, stockholders have the opportunity to advise the board of directors, in a vote on a non-binding advisory basis, for their preference on how frequently we should conduct a non-binding advisory vote to approve the compensation of our named executive officers. Specifically, stockholders may indicate whether we should conduct such non-binding advisory vote to approve executive officer compensation every one, two or three years.
Our Board believes that an annual vote on named executive officer compensation provides stockholders with the opportunity to provide more frequent and direct input to the Board and the Compensation Committee about our executive compensation philosophy, policies and practices. Our board of directors has determined that holding a non-binding advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future non-binding advisory votes on named executive officer compensation to occur each year. Our board of directors intends for the Company’s first say-on-pay vote to take place in 2024.
Vote Required
The approval, on a non-binding advisory basis, of the frequency of future stockholder non-binding advisory votes on our named executive officer compensation selected by stockholders will be the frequency that receives the greatest number of votes. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on a non-binding advisory basis, as to whether future stockholder non-binding advisory votes on the compensation of our named executive officers should be held every year, two years, or three years. Our board intends for the Company’s next vote on the frequency of these non-binding advisory votes to take place in 2029.

The Board recommends a vote of "ONE YEAR" on the frequency of future advisory "say-on-pay" votes.

44	REMITLY GLOBAL, INC.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit and risk committee of board of directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. We are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the election of PwC to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the audit and risk committee will review its future selection of independent auditors. Even if our stockholders ratify the selection, our audit and risk committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit and risk committee believes that such a change would be in the best interest of the Company and its stockholders. Representatives of PwC are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
The following table presents fees for professional audit services and other services provided to the Company by PwC for the fiscal years ended December 31, 2022, and 2021 (in thousands):

	2022	2021
Audit Fees (1)	$2,940	$1,569
Audit-Related Fees (2)	0	722
Tax Fees (3)	311	151
All Other Fees (4)	21	5
(1)“Audit fees” consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)“Audit-Related Fees” consist of fees for assurance and related services that are reasonably associated with the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.” This category primarily consists of fees for services provided in connection with our initial public offering in 2021.
(3)“Tax Fees” are fees for tax services, including transfer pricing services, tax compliance, and consultation on tax matters.
(4)“All Other Fees” are fees for permitted services performed by PwC that do not meet the “Audit Fees,” “Audit-Related Fees” or “Tax Fees” category description. These services primarily include fees for consulting services, compliance-related services and software licenses.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

PROXY STATEMENT	45

AUDIT AND RISK COMMITTEE REPORT
With respect to the Company’s financial reporting process, the Company’s management is responsible for establishing and maintaining internal controls and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, PwC, is responsible for auditing these financial statements. It is the responsibility of the audit and risk committee to oversee these activities. The audit and risk committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2022, with the Company’s management and with PwC, including the results of the independent registered public accounting firm’s audit of the Company’s financial statements. The audit and risk committee provides our board of directors with the information and materials the audit and risk committee deems necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit and risk committee also meets in executive sessions, without the presence of the Company’s management, with PwC. The audit and risk committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The audit and risk committee has received written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit and risk committee concerning independence, and has discussed with PwC its independence.
Based on our review of the matters noted above and our discussions with the Company’s management and independent registered public accountants, we recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2022, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Margaret Smyth (Chair) Phillip Riese Bora Chung
Pre-Approval Policies and Procedures
Pursuant to the charter of the audit and risk committee and the requirements of law, the audit and risk committee pre-approves all audit and permitted non-audit services that may be provided by our independent registered public accounting firm. This pre-approval applies to audit services, audit-related services, tax services and other services. In some cases, the full audit and risk committee provides pre-approval for specific services, subject to a specific dollar threshold. In other cases, the chairperson of the audit and risk committee has the delegated authority from the audit and risk committee to pre-approve services up to a specific dollar threshold, and the chairperson then reports such pre-approvals to the full audit and risk committee at its next meeting. For the fiscal year ended December 31, 2022 all fees paid to PwC have been approved by the audit and risk committee.

46	REMITLY GLOBAL, INC.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2022, and other financial information, without exhibits, was filed with the SEC on May 1, 2023. In addition, stockholders can access our Annual Report to Stockholders on our website at http://www.ir.remitly.com. Alternatively, stockholders can request a paper copy of the Annual Report by writing to: Remitly Global, Inc. 1111 3rd Ave, #2100, Seattle, WA 98101, Attention: Corporate Secretary.

OTHER BUSINESS
Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet or by executing and returning the proxy card at your earliest convenience.

PROXY STATEMENT	47

48	REMITLY GLOBAL, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

REMITLY GLOBAL, INC.
Annual Meeting of Stockholders
June 14, 2023, 10:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Matthew Oppenheimer and Saema Somalya, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REMITLY GLOBAL, INC. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 10:00 AM, PDT on June 14, 2023, via the internet, www.virtualshareholdermeeting.com/RELY2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000611910_2 R1.0.0.6

PROXY STATEMENT	49